Exhibit 99.d(21)

[Spouse/Domestic Partner and Child] Term Life

Insurance Certificate Supplement

Securian Life Insurance Company

[400 Robert Street North  •  St. Paul, Minnesota  55101-2098]

General Information

This supplement is issued in consideration for your application for [spouse/domestic partner and child] coverage and for the payment of the additional monthly charge.  The provisions summarized in this supplement are subject to every term, condition, exclusion, limitation, and provision of the group policy as amended, unless otherwise expressly provided for herein.

What does this supplement provide?

This supplement provides term life insurance on the lives of your [eligible spouse/domestic partner and children].

What members of your family are eligible for coverage?

The following members of your family are eligible for coverage under this supplement:

(1)          [your lawful spouse who is not legally separated from you and who is not eligible for insurance as an employee under the group policy; or

(2)          your domestic partner as defined by the Affidavit of Domestic Partnership on file with the employer who is not eligible for insurance as an employee under the group policy; and

(3)          your children, stepchildren, and legally adopted children, who are unmarried, dependent on you for financial support and are between the ages of 14 days and 23 years.

If more than one parent of a child qualifies as an eligible employee under the group policy, the child shall be considered a dependent of only one parent.  If any child qualifies as an eligible employee under the group policy, he or she is not eligible to be insured as a dependent child.

Any child who, subsequent to the effective date of your child coverage under this supplement, meets the eligibility requirements of this supplement will become insured on the date he or she so qualifies, provided the child is not hospitalized or confined because of illness or disease.  If the child is hospitalized or confined because of illness or disease on the date his or her insurance would otherwise become effective, his or her effective date shall be delayed until he or she is released from such hospitalization or confinement.]

[When will we require evidence of insurability?

Evidence of insurability will be required if:

(1)          the specifications page attached to the group policy states that evidence of insurability is required; or

(2)          the insurance is contributory insurance and you do not enroll for coverage under this supplement within [31 days] from the date you are first eligible; or

(3)          spouse/domestic partner or child insurance for which you previously enrolled did not go into effect or was terminated because you failed to make a required premium contribution; or

(4)          during a previous period of eligibility, you failed to submit evidence of insurability that was required for a spouse/domestic partner or child or that which was submitted was not satisfactory to us; or

(5)          the insured spouse/domestic partner or child is covered by an individual policy issued under terms of the conversion privilege section, unless the insured cancels the individual policy without claim.]

Death Benefit

What is the amount of life insurance on each insured family member?

The amount of life insurance on each insured family member is shown on the specifications page attached to your certificate.  [The amount of insurance for an insured spouse/domestic partner shall not exceed the amount of insurance for which you are eligible. The amount of insurance for each insured dependent child shall not exceed the lesser of the amount of insurance for which you are eligible or $25,000.]

When will the death benefit be payable?

We will pay the death benefit upon receipt at our home office of written proof satisfactory to us that a [spouse/domestic partner or child] insured under this supplement has died.  All payments made by us are payable from our home office.

To whom will we pay the proceeds?

All proceeds payable under this supplement will be paid to [you, if living, otherwise they will be paid according to the terms of the provision entitled “To whom will we pay the death benefit?” in the certificate.]

Additional Information

When does insurance on your eligible [spouse/domestic partner and children] become effective?

Insurance on a [spouse/domestic partner or child] becomes effective on the date when all of the following conditions have been met:

(1)          the [spouse/domestic partner or child] meets all eligibility requirements; and

(2)          [for contributory insurance, you apply for coverage in a manner which is approved by us; and

(3)          we are satisfied with the spouse/domestic partner’s or child’s evidence of insurability, if we require evidence; and

(4)          we receive the required premium.]

[If a spouse/domestic partner or child is hospitalized or confined because of illness or disease on the date his or her insurance would otherwise become effective, his or her effective date shall be delayed until he or she is released from such hospitalization or confinement.  However, in no event will insurance on a spouse/domestic partner or child be effective before your insurance under the group policy is effective.]

What is the monthly cost to you for insurance under this supplement?

The monthly cost to you for insurance under this supplement is shown on the specifications page attached to your certificate of insurance.

When will your account be charged?

On the [first day] of each certificate month, the monthly cost for insurance under this supplement will be charged to your account.

When does insurance on a [spouse/domestic partner or child] terminate?

Insurance on the life of a [spouse/domestic partner or child] insured under this supplement will terminate on the earliest of:

(1)          the date you request that insurance on your eligible [spouse/domestic partner or children] be terminated;

(2)          [the date the spouse/domestic partner or child is no longer eligible for insurance under this supplement;

(3)          the date you are no longer insured under the group policy.]

What is the conversion privilege under this supplement?

Insurance on the life of an insured [spouse/ domestic partner or child] can be converted to a new individual life insurance policy if all or part of his or her life insurance under the group policy terminates.

Insurance may be converted up to the full amount of terminated insurance if termination occurs because:

(1)          you, your [insured child or insured spouse/domestic partner] moved from one existing eligible class to another; or

(2)          you, your [insured child or insured [spouse/domestic partner] is no longer in an eligible class; or

(3)          your employment is terminated by the employer; or

(4)          the supplement is changed to reduce or terminate the insurance for the insured [child or spouse/domestic partner]; or

(5)          your employment is terminated by the employer because you are totally and permanently disabled; or

(6)          the insured [child’s or spouse/domestic partner’s] coverage terminates due to your death.

The insured [spouse/domestic partner’s or child’s] insurance can also be converted if such [spouse/domestic partner’s or child’s] insurance ends because the group policy is terminated.  If the group policy terminates, insurance on the life of an insured [spouse/domestic partner or child] may be converted in an amount up to the amount of insurance he or she had just prior to the termination, less any amount he or she may become eligible for under any group policy within 45 days of the termination.

[Any portion of the insurance on the life of a spouse/ domestic partner which is reduced on or after the attainment of age sixty in any increment or series of increments totaling twenty percent or more of the amount of insurance in force under this supplement prior to the first reduction at age sixty may also be converted.]

The continuation or conversion privilege is not available if the insurance on the life of an insured [spouse/domestic partner or child] under this supplement terminates due to your failure to make, when due, required premium contributions.

Insurance on the life of an insured [spouse/domestic partner or child] may be converted to any type of individual policy of life insurance then customarily issued by us or by one of our associated companies.  The individual policy will not include any supplemental benefits including, but not limited to, any disability benefits, accidental death and dismemberment benefits or accelerated benefits.

Can insurance on the life of an insured [spouse/domestic partner or child] provided by the certificate be continued prior to conversion?

Yes.  If the insured [spouse/domestic partner’s or child’s] coverage as provided by the certificate ends due to any of the terminating events allowing conversion, according to the terms of this supplement, such coverage may be continued under the group policy prior to converting to an individual policy by paying premiums directly to us.  The insured [spouse/domestic partner’s or child’s] group life insurance may be continued for a period of up to one year at which time such insurance may be converted to an individual policy of permanent insurance with Securian Life or one of its associated companies.  Such conversion shall be subject to the terms of the provision the rest of this conversion privilege section.  The policy charge for this continued coverage may be higher.

When must election to continue or convert insurance be made?

Notice will be given of the right to continue or convert group life insurance under this supplement.  If notification is made within 15 days before or after the event that results in termination or reduction of the group life coverage, continuation or conversion may be elected within 31 days from the date the insurance terminates.  If the notice is given more than 15 days but less than 90 days after the event, the time allowed for the exercise of the continuation or conversion privilege shall be extended to 45 days after such notice is sent.  If notice is not given within 90 days, the time allowed for the exercise of the continuation or conversion privilege expires 90 days after the terminating event.  Such notice shall be mailed to the certificate holder at his or her last known address.

Conversion or continuation may be requested by you, if living, an insured [spouse/domestic partner or child of legal capacity, or the insured child’s guardian, if applicable.]

How is insurance on the life of an insured [spouse/domestic partner or child] provided by the certificate converted?

Insurance on the life of an insured [spouse/domestic partner or child] as provided by the certificate is converted by applying for an individual policy and paying the first premium within the time period allowed for such election.  No evidence of insurability will be required.

How is the premium for the individual policy determined?

We base the premium for the individual policy on the plan of insurance, the insured [spouse/domestic partner’s or child’s] age, and the class of risk to which he or she belongs on the date of conversion.

What happens if the insured dies during the period allowed for conversion?

If the insured [spouse/domestic partner or child] dies during the period allowed for conversion, we will pay a death benefit regardless of whether or not an application for coverage under an individual policy has been submitted.  The death benefit will be the amount of insurance the insured [spouse/domestic partner or child] would have been eligible to convert under the terms of the conversion privilege section.

We will return any premium paid for an individual policy to the insured’s beneficiary.  In no event will we be liable under both this supplement and the individual policy.

Will account values accumulate for an insured [spouse/domestic partner or child]?

No. The insurance on an insured [spouse/domestic partner or child] will not accumulate account values.

[
Assistant Secretary	President]